EXHIBIT 99.2

NIKE, INC.
Schedule of Reclassified Operating Segment Data - Earnings Before Interest and Taxes 1, 2, 3
(Unaudited)

	1st Quarter			2nd Quarter			3rd Quarter			4th Quarter			Full Year
(Amounts in millions)	FY09	FY08	% Change	FY09	FY08	% Change	FY09	FY08	% Change	FY09	FY08	% Change	FY09	FY08	% Change

North America	$373.6	$360.3	4%	$265.7	$320.7	-17%	$388.1	$364.8	6%	$401.9	$414.6	-3%	$1,429.3	$1,460.4	-2%
Western Europe	323.0	298.7	8%	183.7	162.6	13%	199.6	236.7	-16%	232.8	224.5	4%	939.1	922.5	2%
Central and Eastern Europe	126.8	80.8	57%	100.3	69.0	45%	95.0	97.1	-2%	93.0	111.5	-17%	415.1	358.4	16%
Greater China	138.8	100.2	39%	135.5	100.5	35%	145.3	121.8	19%	155.6	108.2	44%	575.2	430.7	34%
Japan	37.9	38.1	-1%	55.2	47.4	16%	47.3	34.6	37%	65.0	58.8	11%	205.4	178.9	15%
Emerging Markets	72.9	76.6	-5%	121.2	91.5	32%	70.7	76.5	-8%	77.8	62.0	25%	342.6	306.6	12%
Global Brand Divisions4	(198.7)	(163.7)	-21%	(177.3)	(176.3)	-1%	(224.2)	(187.5)	-20%	(211.3)	(209.3)	-1%	(811.5)	(736.8)	-10%

Total NIKE Brand	874.3	791.0	11%	684.3	615.4	11%	721.8	744.0	-3%	814.8	770.3	6%	3,095.2	2,920.7	6%

Other Businesses5	86.6	93.0	-7%	21.3	69.4	-69%	(342.9)	103.4	-432%	42.4	92.8	-54%	(192.6)	358.6	-154%
Corporate Expense6	(256.8)	(238.3)	-8%	(190.0)	(192.3)	1%	(140.5)	(197.4)	29%	(368.3)	(225.5)	-63%	(955.6)	(853.5)	-12%

Total earnings before interest and taxes 1,2,3	$704.1	$645.7	9%	$515.6	$492.5	5%	$238.4	$650.0	-63%	$488.9	$637.6	-23%	$1,947.0	$2,425.8	-20%

1 Reclassified operating segment data reflects changes in the Company's operating structure which became effective June 1, 2009.

2 The Company evaluates performance of individual operating segments based on earnings before interest and taxes, which represents net income before interest income, net and income taxes.

3 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation.  These include the reclassification of certain selling and administrative expenses from the Company's geographic operating segments and Corporate Expense to Global Brand Divisions to reflect the Company's current operating structure.  These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

4 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.

5 Other Businesses represents activities of Cole Haan, Converse, Exeter Brands Group (whose primary business was the Starter brand business which was sold December 17, 2007), Hurley, NIKE Bauer Hockey (through April 16, 2008), NIKE Golf, and Umbro (beginning March 3, 2008).

6 Corporate Expense primarily consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company's corporate headquarters, unallocated insurance and benefit programs, foreign currency gains and losses, including hedge gains and losses, corporate eliminations and other items.